UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: May 16, 2011

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	333-150853-04	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On May 16, 2011, Forbes Energy Services Ltd. (the “Company”) announced that it is seeking to raise approximately $255,000,000 through a private placement of new senior notes due 2019 (the “New Notes”) pursuant to exemptions from registration under the Securities Act of 1933. The closing is expected to occur in early June 2011, subject to market and other conditions. A copy of the release is attached as Exhibit 99.1.

The Company intends to use the net proceeds of the issuance of the New Notes (i) to purchase the 11% senior secured notes due 2015 tendered by noteholders pursuant to the currently outstanding tender offer for such notes or in a subsequent transaction for those notes not tendered, (ii) to satisfy and discharge its first priority floating rate notes due 2014, (iii) for general corporate purposes and (iv) to pay fees and expenses in connection with the tender offer and consent solicitation.

The Company is also seeking to enter into a new senior secured credit facility with a maximum initial commitment amount of $75.0 million.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release, dated May 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: May 19, 2011	By:	/s/ Charles C. Forbes
Charles C. Forbes
Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 16, 2011